UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )
_______________________

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MAXLINEAR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MaxLinear, Inc. 5966 La Place Court, Suite 100 Carlsbad, CA 92008 www.maxlinear.com

May 7, 2026

Dear Stockholders:

On April 2, 2026, MaxLinear, Inc. (“MaxLinear” or the “Company” or “we” or “our”) filed a definitive proxy statement in connection with our 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on May 20, 2026 (“Proxy Statement” ). One of the proposals to be voted on by our stockholders at the Annual Meeting and described in our Proxy Statement is the approval of the amendment and restatement of our Amended and Restated 2010 Equity Incentive Plan (the “Restated Incentive Plan”) which is set to expire in August 2026, to approve a new ten-year term for the Restated Incentive Plan and increase the number of shares reserved for issuance under the Restated Incentive Plan by 3,204,107 shares (“Proposal No. 4” or the “Equity Plan Proposal”). If the Restated Incentive Plan is approved by our stockholders, we will terminate the MaxLinear, Inc. Inducement Equity Incentive Plan (the “Inducement Plan”). As a result of the concurrent termination of the Inducement Plan, the 3,127,896 shares available for grant under the Inducement Plan as of March 23, 2026, will not be granted under the Inducement Plan, and we will not make any new grants under the Inducement Plan from March 23, 2026 through May 20, 2026 (the date of the Annual Meeting). The impact of the approval of the Restated Incentive Plan is a transfer of the number of shares available for grant under the Inducement Plan as of March 23, 2026, for administration under a single plan—the Restated Incentive Plan, plus an incremental 76,211 shares. Such approval will not cause significant additional dilution.

If our stockholders do not approve the Equity Plan Proposal, our current Amended and Restated 2010 Equity Incentive Plan (the “Current Incentive Plan”) will expire in August 2026 and we will not be able to grant equity awards to our employees under that plan. Consequently, our ability to recruit, retain and incentivize our workforce would be seriously and negatively impacted.

Recently, Glass Lewis and Institutional Shareholder Services (“ISS”) released their proxy research reports regarding the Proxy Statement. In Glass Lewis’s report, they recommended that our stockholders vote for the Equity Plan Proposal, while ISS issued a report recommending that our stockholders vote against the Equity Plan Proposal. ISS’s formulaic analysis in recommending against the Equity Plan Proposal does not consider several relevant and important considerations, which are described below.

On behalf of the Company, I write to respectfully request you vote “FOR” Proposal No. 4 at our upcoming Annual Meeting. We appreciate ISS’s thorough evaluation and understand the concerns raised regarding plan cost, burn rate, and certain plan features. However, we respectfully submit that ISS’s current analysis does not consider (i) the value we have delivered to our stockholders in part via our compensation strategy; and (ii) that the elevated plan cost and burn rate were, in part, as a result of a one-time grant to employees in 2024 that we undertook on an emergency basis. On the other hand, Glass Lewis acknowledged that while our Equity Plan Proposal did not meet formulaic analyses relative to peer benchmarks, removal of the evergreen and repricing provisions assuaged those concerns.

Since we filed our Proxy Statement, our stock price has increased significantly. As of the Proxy Statement's March 23, 2026 record date, the closing price of a share of our common stock on the Nasdaq was $17.14. As of May 6, 2026, the closing price of a share of our common stock on the Nasdaq was $81.23, an increase of 374%. Based on this increased stock price, if our stockholders approve the Equity Plan Proposal, we anticipate that the 5,000,000 shares available for issuance under the Restated Incentive Plan (the sum of the 1,795,893 shares available for issuance under the Current Incentive Plan as of March 23, 2026, plus the additional 3,204,107 shares to be added to the Restated Incentive Plan under the Equity Plan Proposal) could be sufficient to meet our expected needs for four or more years.

We believe incentive stock-based compensation is vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive markets in which we compete. We compete directly for experienced semiconductor and AI-adjacent engineers in California and other hubs, where equity awards are essential for recruiting and maintaining a high-performing workforce. The supply of top engineering talent remains constrained, while demand and compensation expectations have risen materially industry-wide, particularly for individuals with AI skills. Equity compensation remains our most effective tool to compete for talent.
A. Forward Burn Rate Expected to Decrease
ISS in its report found our three-year average burn-rate to be excessive. In its assessment, ISS relies on a formula that does not adjust for extraordinary events that reduced the actual number of grants expected to vest or factor in how successful stock-based compensation is relative to the Company’s business strategy.

In this respect, we would like to highlight that our three-year burn rate included one-time retention grants in 2024 to key technical talent and other executives that were necessary to retain these employees following large reductions in force during a downturn as we pivoted the business to address emerging markets. As evidenced by our recent gains in stock price, we are pleased to report that our retention efforts have been very successful. We retained key talent during a challenging and critical period that enabled us to complete our design efforts and secure key wins with multiple data center customers. In our Proxy Statement, we disclosed that our three-year burn rate absent the 2024 one-time retention awards, reductions in force and attrition was 3.1%, which is below ISS’s benchmark of 3.42% for our industry.

Further, as a result of our increased stock price, we anticipate, and commit to lowering our burn rate below ISS’s benchmark as we work towards bringing our burn rate down after a significant, but necessary, retention action to issue equity to key employees during a downturn in the market but while our emerging data center market was ramping. With the improved equity usage practices and business outlook, we commit to first achieve this reduced burn rate in 2027. We believe our compensation strategy has been extremely successful in delivering increased stockholder value. Below is a revision to our forecasted grant practices incorporating our increased stock price.

Forecasted Grant Practices
We currently forecast granting options and full-value awards (in the form of restricted stock units and performance units with both time-based and performance-based vesting) covering approximately 1,300,000 shares (assuming maximum achievement) from May 20, 2026 through May 20, 2027, which is equal to 1.5% of our approximately 89,529,216 shares of common stock outstanding as of March 23, 2026, and is a significant decrease to the estimated 4,852,000 forecasted shares described in the Equity Plan Proposal. We also estimate cancellation of options and forfeitures of restricted stock units and performance-based restricted stock units (referred to herein as “performance units”) of approximately 683,000 shares over this period, based on our forecasted attrition rates and latest company achievement relative to our peer group benchmarks under the performance units. If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next year would be approximately 617,000 shares, or approximately 0.7% of our common stock outstanding as of March 23, 2026 (a decrease from the estimated 3.1% of our common stock outstanding as described in the Equity Plan Proposal). However, circumstances could alter these projections, such as changes in our business and compensation strategy, which consider current business and market conditions, our stock price, competitive pressures for attracting and retaining employees, and a change in our performance relative to our peers.

If our stockholders approve the Equity Plan Proposal, we anticipate that the shares could be sufficient to meet our expected needs for four or more years.

B. Plan Cost Expected to Have Less Impact in Near Term
Another large factor in ISS’s numerical calculation of our Restated Incentive Plan is the “Share Value Transfer” or “SVT” Cost Metric. Given that our current market value has multiplied more than 5x ISS’s estimate in its analysis, significantly less shares will be needed to execute our current compensation strategy, and therefore, the shares requested could be sufficient to meet our expected needs for four years, dilution to stockholders for new and available shares would occur at a slower pace than previously anticipated.

C. Meets our Commitment to Strengthen Plan Governance in 2026
The Restated Incentive Plan includes enhanced governance features and incorporates best practices for compensation and corporate governance purposes, including many enhancements to the Current Incentive Plan, as described further below.

•The Restated Incentive Plan requires stockholder approval to increase the maximum number of shares reserved and available for issuance under the Restated Incentive Plan. This is a change from the Current Incentive Plan that contained an “evergreen” feature to automatically increase the number of shares available for issuance each year.

•Unlike the Current Incentive Plan, the Restated Incentive Plan provides that all shares of stock covered by an exercised stock appreciation right settled in shares will not be available for issuance under the Restated Incentive Plan. Additionally, shares of stock used to pay the exercise or purchase price or to satisfy the tax withholding obligations related to an award under the Restated Incentive Plan will not be added back to the number of shares available for issuance under the Restated Incentive Plan (a change from the Current Incentive Plan).

•The Restated Incentive Plan prohibits option exchanges, repricings or cash-buyouts of out-of-the-money stock options. The Current Incentive Plan permits these programs.

•The Restated Incentive Plan includes a prohibition on the issuance of dividends and other distributions for shares underlying an unvested portion of an award. The Current Incentive Plan does not include this prohibition.

•Awards under the Restated Incentive Plan will be subject to any applicable Company clawback policy. Additionally, the administrator of the Restated Incentive Plan (generally the compensation committee of our board of directors) may require executives to forfeit or return awards (including awards solely subject to time-based vesting) to the Company in the event of a restatement of the Company’s financial statements.

•The Restated Incentive Plan continues to include limits on the number of shares subject to awards that may be granted to participants in any fiscal year and additional cash-denominated limits on the value of awards non-employee directors may receive during each fiscal year.

We note that in its report, ISS labeled our disclosure of the change in control vesting treatment under the Restated Incentive Plan as incomplete (or otherwise considered discretionary). ISS further noted that the Restated Incentive Plan allows broad discretion to accelerate vesting. The change in control and equity acceleration provisions contained in the Restated Incentive Plan did not materially change from those contained in the Current Incentive Plan. Consistent with market practice, the Restated Incentive Plan provides that in the event of a change in control, awards will be treated as determined by the administrator. We believe this is reasonable and allows us to tailor the treatment of outstanding equity awards to the particulars of a change of control transaction. The Restated Incentive Plan does not provide for automatic vesting of awards upon a change in control for executives, employees, and consultants unless the award is not assumed or substituted. As is typical for non-employee director equity awards, awards granted under the Restated Incentive Plan to our non-employee directors accelerate in full upon the occurrence of a change in control.

D. Conclusion
We respectfully request you vote “FOR” Proposal No. 4 at our upcoming Annual Meeting. If the Equity Plan Proposal is approved, we will terminate the Inducement Plan because the Restated Incentive Plan allows us to continue to incentivize our executives and key technical talent to deliver stockholder value. While the optics of our three-year burn rate and dilution are elevated due to an exceptional year in 2024, we believe the real impact of approving Proposal No. 4 is to allow us to continue to deliver further stockholder value under an equity incentive plan that is governance-positive.
Thank you for your attention and thoughtful reconsideration.

Sincerely,

/s/ Steven Litchfield
Steven Litchfield
Chief Financial Officer and Chief Strategy Officer
MaxLinear, Inc.
Cautionary Note Concerning Forward-Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future stock price, our future needs to issue equity under our equity incentive plan, our future burn rate and our forecasted grant practices. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements and our future financial performance and operating results forecasts generally. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. In particular, our future operating results are substantially dependent on our assumptions about market trends and conditions. Additional risks and uncertainties affecting our business, future operating results and financial condition include, without limitation, risks relating to: volatility in our stock price; factors influencing our forecasted grant practices, our terminated merger with Silicon Motion and related arbitration and class action complaint and the risks related to potential payment of damages; the effect of intense and increasing competition; increased tariffs, export controls or imposition of additional trade barriers; impacts of global economic conditions; the cyclical nature of the semiconductor industry; a significant variance in our operating results and impact on volatility in our stock price, and our ability to sustain our current level of revenue, which has previously declined, and/or manage future growth effectively; escalating trade wars, military conflicts and other geopolitical and economic tensions among the countries in which we conduct business; international geopolitical and military conflicts; our ability to obtain or retain government authorization to export certain of our products or technology; the loss of, or a significant reduction in orders from major customers; legal proceedings or potential violations of regulations; information technology failures; a decrease in the average selling prices of our products; failure to penetrate new applications and markets; development delays and consolidation trends in our industry; inability to make substantial and productive research and development investments; delays or expenses caused by undetected defects or bugs in our products; substantial quarterly and annual fluctuations in our revenue and operating results; failure to timely develop and introduce new or enhanced products; order and shipment uncertainties and differences between our estimates of customer demand and product mix and our actual results; failure to accurately predict our future revenue and appropriately budget expenses; lengthy and expensive customer qualification processes; customer product plan cancellations; failure to maintain compliance with government regulations; failure to attract and retain qualified personnel; any adverse impact of rising interest rates on us, our customers, and our distributors and related demand; risks related to compliance with privacy, data protection and cybersecurity laws and regulations; risks related to conforming our products to industry standards; risks related to business acquisitions and investments; claims of intellectual property infringement; our ability to protect our intellectual property; security vulnerabilities of our products; use of open source software in our products; failure to manage our relationships with, or negative impacts from, third parties; and future decisions relating to our stock repurchase program.
In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K, as well as the information set forth under the caption "Risk Factors" in MaxLinear's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. All forward-looking statements are based on the estimates, projections and assumptions of management as of the date of this document, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.
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